Exhibit 10.6

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2026 (this “Agreement”), is entered into by and between GAZELLE PARENT, INC., a Delaware corporation (“Parent”), OBSIDIAN THERAPEUTICS, INC., a Delaware corporation (“Obsidian”) and Equiniti Trust Company, LLC, a Delaware limited liability company (the “Rights Agent” and, collectively with Parent and Obsidian, the “Parties”).

RECITALS

WHEREAS, Obsidian, Galera Therapeutics, Inc., a Delaware corporation (“Galera”), Parent, Onyx MergerSub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Obsidian Merger Sub”), and Gazelle Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Galera Merger Sub” and together with Obsidian Merger Sub, “Merger Subs”) have entered into an Agreement and Plan of Merger dated as of April 14, 2026 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (i) Obsidian Merger Sub will merge with and into Obsidian (the “Obsidian Merger”), with Obsidian surviving the Obsidian Merger as a wholly owned subsidiary of Parent (the “Obsidian Surviving Company”), and (ii) promptly following the Obsidian Merger, Galera Merger Sub will merge with and into Galera (the “Galera Merger” and, together with the Obsidian Merger, the “Mergers”), with Galera surviving the Galera Merger as a wholly owned subsidiary of Parent (the “Galera Surviving Company”); and

WHEREAS, in accordance with the Merger Agreement, Galera has declared a distribution to each of the holders of Galera Common Stock of record as of the last Business Day prior to the Galera Effective Time (but, for clarity, after the conversion of all Galera Series B Preferred Stock into Galera Common Stock as described in further detail in the Merger Agreement) representing the right to receive contingent cash payments pursuant to CVRs (as defined below) in respect of each CVR Product Agreement (as defined below) as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Parties agree, for the proportionate benefit of all Holders (as hereinafter defined), as follows:

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1 Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement, unless expressly set forth otherwise herein. As used in this Agreement, the following terms will have the following meanings:

“Board of Directors” means the board of directors of Parent following consummation of the transactions contemplated by the Merger Agreement.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any direct or indirect wholly owned subsidiary of Parent for so long as it remains a wholly owned subsidiary of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, in the case of each of the foregoing clauses (a), (b) and (c), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions.

“Commercially Reasonable Efforts” means, with respect to any particular task or obligation, efforts consistent with commercially reasonable practices of a biopharmaceutical company of comparable size and resources as Parent (on a consolidated basis following consummation of the transactions contemplated by the Merger Agreement) relating to commercializing a similar product or product candidate, as applicable, at a similar stage in its development or product life as the applicable CVR Product (“Relevant Products”), taking into account all relevant commercial, financial, technical, legal, scientific or medical factors, including safety, tolerability and efficacy, product profile, the competitiveness of other products in development in the marketplace, manufacturing and supply chain management considerations, the proprietary position of the Relevant Products (including with respect to patent or regulatory exclusivity), and the regulatory structure involved. For clarity, “Commercially Reasonable Efforts” shall be determined on an indication-by-indication, product-by-product and country-by-country basis, and it is anticipated that the level of efforts for different indications, products and countries may differ or change over time, reflecting changes in the status of the products, indications and country(ies) involved.

“CVR Payment Amount” means, for a given Holder, an amount equal to the product of (a) (i) with respect to the Supportive-Care Product CVRs, an amount equal to eighty percent (80%) of the Net Proceeds actually received, without duplication, pursuant to the Supportive-Care Product Agreement by a Payment Obligor from or on behalf of any Supportive-Care Product Counterparty, or (ii) with respect to the Legacy Product CVRs, an amount equal to ninety-five percent (95%) of the Net Proceeds actually received, without duplication, pursuant to any Legacy Product Agreement by any Payment Obligor from or on behalf of any Legacy Product Counterparty, and (b) (i) the total number of CVRs entitled to receive such Net Proceeds held by such Holder divided by (ii) the total number of CVRs entitled to receive such Net Proceeds held by all Holders as each is reflected on the CVR Register as of the close of business on the date prior to the date of payment.

“CVR Payment Date” means no later than thirty (30) days following the receipt of Gross Proceeds by any Payment Obligor, pursuant to which Net Proceeds are payable to the Holders.

“CVR Period” means the Legacy Product CVR Period or Supportive-Care CVR Period, as applicable.

“CVR Product” means each Legacy Product and each Supportive-Care Product.

“CVR Product Agreement” means each of a Legacy Product Agreement and the Supportive-Care Product Agreement.

“CVRs” means the Supportive-Care Product CVRs and the Legacy Product CVRs, as applicable.

“Depositary” means [•] or any successor thereto.

“DTC” means The Depository Trust Company or any successor thereto.

“Expiration Date” means the Legacy Product Expiration Date or Supportive-Care Product Expiration Date, as applicable.

“Gross Proceeds” means, without duplication, with respect to a CVR Product(s) for any Calendar Quarter, the sum of all Cash and Cash Equivalents actually paid to the relevant Payment Obligor or received by any Payment Obligor under the applicable CVR Product Agreement during the applicable CVR Period and attributable to the CVR Product(s); provided that the following shall be excluded from Gross Proceeds: (a) any amount paid by a Supportive-Care Product Counterparty or Legacy Product Counterparty, as applicable, for the conduct of research, development or manufacturing activities pursuant to a bona fide research or development plan or supply agreement or amounts to reimburse or pay third parties for the cost of research, development or manufacturing activities being conducted by a third party on behalf of Parent, Galera or any other Affiliate of Parent; (b) loan proceeds paid to any Payment Obligor by a Supportive-Care Product Counterparty or Legacy Product Counterparty; (c) any amounts paid by a Supportive-Care Product Counterparty or a Legacy Product Counterparty for payment or reimbursement of patent prosecution, defense, enforcement and maintenance and other related expenses and (d) any consideration received by a Payment Obligor under a CVR Product Agreement after the applicable Expiration Date. For the avoidance of doubt, the value of any securities (whether debt or equity) or other non-cash property received by any Payment Obligor shall not constitute Gross Proceeds unless and until converted into Cash and Cash Equivalents.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Legacy IP Rights” means all Galera IP Rights that (i) are necessary or reasonably useful to develop, commercialize or otherwise exploit any Legacy Product and (ii) were not divested pursuant to the Supportive-Care Product Agreement.

“Legacy Product” means any pharmaceutical product containing the small molecule known as tilarganine (“tilarganine”) and any pharmaceutically acceptable salt, polymorph, crystal form, prodrug or solvate thereof that the manufacture, use or sale of which would, absent a license thereto, infringe the claim of any patent right within the Legacy IP Rights that covers the composition of matter for tilarganine.

“Legacy Product Agreement” means any agreement or series of agreements entered into during the Legacy Product CVR Period between, on the one hand, Parent, Galera, Obsidian or any other Affiliate of Parent, and, on the other hand, any other Person, under which Parent, Galera, Obsidian or any other Affiliate of Parent exclusively licenses, sells, assigns, transfers or otherwise divests any Legacy IP Rights to develop and commercialize any Legacy Product(s). For clarity, a Legacy Product Agreement does not include an agreement or series of agreements entered into following the Closing between Parent, Galera, Obsidian or any other Affiliate of Parent, on the one hand, and a counterparty to an Legacy Product Agreement, on the other hand, to acquire Parent or a successor-in-interest to Parent.

“Legacy Product Counterparty” means any Person that is party to any Legacy Product Agreement, other than Parent, Galera, Obsidian or any other Affiliate of Parent.

“Legacy Product CVRs” means the right to receive contingent cash payments with respect to a Legacy Product Agreement pursuant to this Agreement and the Merger Agreement.

“Legacy Product CVR Period” means the period beginning on the Closing Date and ending on the Legacy Product Expiration Date.

“Legacy Product Expiration Date” means the fifth (5th) anniversary of the Closing Date.

“Net Proceeds” means, for each CVR Product Agreement for each Calendar Quarter during the applicable CVR Period, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with GAAP. For clarity, if any of the applicable Gross Proceeds or Permitted Deduction are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the Depositary or its successor entity on the date of receipt of such Gross Proceeds or date of payment of relevant Permitted Deductions, as applicable.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Payment Obligor” means Parent or any other Affiliate of Parent, or any of their respective successors (including any Assignee) or Affiliates.

“Permitted Deductions” means the sum of, without duplication of any deductions listed below or exclusions from Gross Proceeds, the following costs or expenses with respect to a particular Calendar Quarter, for each CVR Product Agreement, to the extent actually paid or remitted by, and not otherwise reimbursed to, a Payment Obligor:

(a) any applicable Taxes (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Parent or any of its Affiliates and any income or other Taxes payable by Parent or any of its Affiliates that would not have been incurred by Parent or its Affiliates but for the Gross Proceeds having been received or accrued by Parent or its Affiliates (in each case, regardless of the due date of such Taxes); provided that for purposes of calculating income Taxes payable by Parent or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed after taking into account any net operating loss carryforwards or other

Tax attributes (including Tax credits) of Galera or its Affiliates as of the Closing Date prior to the Galera Effective Time that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor (and for the sake of clarity such income Taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by Parent or its Affiliates after the Galera Effective Time);

(b) any reasonable and documented internal and out-of-pocket costs and expenses incurred by Parent or any of its Affiliates reasonably allocable to the applicable CVR Product(s) in respect of a CVR Product Agreement, including technology transfer costs, litigation costs, contractual expenses or any costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Parent or any of its Subsidiaries of intellectual property rights but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same; provided that internal costs for a particular activity shall only include the direct personnel and other incremental costs actually incurred by Parent or its Affiliates in performing such activity under such CVR Product Agreement, determined in accordance with GAAP, and shall exclude (i) all general and administrative expenses, corporate overhead, shared services costs and any indirect or allocated costs (including finance, executive management, legal, human resources, IT, facilities, insurance and similar corporate functions), (ii) depreciation, amortization and other non-cash expenses and (iii) any recovery or allocation of capital expenditures or capitalized costs;

(c) solely with respect to the Legacy Products, any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates in connection with business development related efforts with respect to the Legacy Product(s), including any Right’s Agent fee, any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto (but excluding any costs or expenses previously deducted from Gross Proceeds); and

(d) any reasonable and documented out-of-pocket maintenance costs related to the relevant CVRs or the relevant CVR Product(s) (including fees and expenses related to the Rights Agent).

“Permitted Transfer” means a transfer of CVRs (a) on death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in nominee form, from a nominee to the applicable beneficial owner (through an intermediary if applicable) or from a nominee to another nominee for the same beneficial owner, to the extent allowable by the Rights Agent; (f) or a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (g) to Parent for any or no consideration.

“Requisite Holders” means the Holders holding not less than fifty percent (50%) of the then-outstanding CVRs.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Supportive-Care Compounds” means (a) the small molecule known as GC4419 (“GC4419”), (b) the small molecule known as GC4711 (“GC4711”), and (c) any other small molecule owned or controlled by Galera prior to the execution of the Supportive-Care Product Agreement, the manufacture, use or sale of which would, absent a license thereto, infringe the claim of any patent right that covers the composition of matter for GC4419 or GC4711, and with respect to (a), (b) and (c), any pharmaceutically acceptable salt, polymorph, crystal form, prodrug or solvate thereof.

“Supportive-Care Product” means any pharmaceutical product owned and controlled by the Supportive-Care Product Counterparty containing any Supportive-Care Compound.

“Supportive-Care Product Agreement” means that certain Asset Purchase and Sale Agreement, dated as of October 15, 2025, by and among Galera and its Affiliate named therein and the Supportive-Care Product Counterparty, as may be amended from time to time, pursuant to which Galera sold, transferred and assigned to Supportive-Care Product Counterparty all right, title and interest in and to the assets exclusively related to the Supportive-Care Compounds.

“Supportive-Care Product Counterparty” means Biossil Inc., its Affiliate and its or their successors, or any assignee, transferee or acquirer of the Supportive-Care Products following the date hereof.

“Supportive-Care Product CVRs” means the right to receive contingent cash payments with respect to the Supportive-Care Product Agreement pursuant to this Agreement and the Merger Agreement.

“Supportive-Care Product CVR Period” means the period beginning on the Closing Date and ending on the Supportive-Care Product Expiration Date.

“Supportive-Care Product Expiration Date” means the tenth (10th) anniversary of the Closing Date.

1.2 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) all references to dollars or “$” refer to United States dollars and (g) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive. For clarity, the Parties agree that the phrase “adverse” when used in this Agreement with respect to the Holders includes any amendment or other action, as applicable, that does or would be reasonably expected to reduce, eliminate, or delay (y) any payment to the Holders under this Agreement by more than de minimis amounts, or (z) any payment to Parent, Galera or its or their successor or their Affiliates under any Legacy Product Agreement or Supportive-Care Product Agreement that would constitute a CVR Payment Amount by more than de minimis amounts.

2. CONTINGENT VALUE RIGHTS

2.1 CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, each Holder is entitled to (i) one Legacy Product CVR for each share of Galera Common Stock issued and outstanding immediately prior to the Galera Effective Time and (ii) one Supportive-Care Product CVR for each share of Galera Common Stock issued and outstanding immediately prior to the Galera Effective Time (in each case, less applicable withholding Taxes). Each Legacy Product CVR represents the contingent right of a Holder to receive the CVR Payment Amount with respect to the Legacy Product Agreement, divided by the number of then-outstanding Legacy Product CVRs pursuant to this Agreement, to be paid in accordance with this Agreement. Each Supportive-Care Product CVR represents the contingent right of a Holder to receive the CVR Payment Amount with respect to the Supportive-Care Product CVR with respect to the Supportive-Care Product Agreement, divided by the number of then-outstanding Legacy Product CVRs pursuant to this Agreement, to be paid in accordance with this Agreement. The initial Holders will be determined in accordance with the Merger Agreement.

(b) Parent hereby appoints the Rights Agent to act as rights agent for Parent as contemplated hereby in accordance with the express terms and conditions set forth in this Agreement (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.

2.2 Nontransferable. The CVRs will not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book entry format and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as permitted herein. The CVR Register will initially show one position for Cede & Co. representing all the shares of Galera Common Stock held by DTC on behalf of the street name holders or beneficial owners of the shares of Galera Common Stock held by or beneficially owned by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders or beneficial owners with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders or beneficial owners in accordance with Section 2.2.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent, duly executed by the Holder thereof or the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. No service charge shall be made for any registration of transfer of a CVR, but Parent or the Rights Agent, as applicable, may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid or will be paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If a Legacy Product Agreement is entered into during the Legacy Product CVR Period, then Parent shall promptly deliver to the Rights Agent written notice indicating that a Legacy Product Agreement has been entered into and a copy of the Legacy Product Agreement and any ancillary agreements thereto.

(b) On or before each CVR Payment Date, with respect to any CVR Product Agreement, Parent will deliver to the Rights Agent (i) a notice (in each case, a “CVR Payment Notice”) indicating (A) that the Holders are entitled to receive one or more payments with respect to Net Proceeds from the applicable CVR Product Agreement, (B) the source and trigger event for such payment of such Net Proceeds under the applicable CVR Product Agreement, and (C) a detailed calculation of such Gross Proceeds, Net Proceeds and any Permitted Deductions, with reasonable supporting detail for such Permitted Deductions, as applicable, (ii) an Officer’s Certificate certifying such calculation and (iii) any letter of instruction reasonably required by the Rights Agent. On or before any CVR Payment Date, Parent shall, in accordance with Section 4.2, transfer to the Rights Agent by wire transfer of immediately available funds to an account designated by the Rights Agent an amount of cash equal to the applicable CVR Payment Amount for such CVR Payment Date payable to the Holders on account of all CVRs in respect of such Net Proceeds under the applicable CVR Product Agreement. All payments made by Parent hereunder shall be made in U.S. dollars. For the avoidance of doubt, Parent shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(b) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(b).

(c) The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of any CVR Payment Notice (each such date, a “CVR Notice Date”), send each Holder at its registered address a copy of the applicable CVR Payment Notice. At the time the Rights Agent sends a copy of such CVR Payment Notice to the Holders, the Rights Agent will also pay the applicable CVR Payment Amount to the Holders, with each Holder receiving an amount equal to the product of A * B where “A” equals the quotient of (i) the applicable CVR Payment Amount in respect of the applicable Net Proceeds under the applicable CVR Product Agreement, divided by (ii) the then-outstanding number of Legacy Product CVRs or Supportive-Care Product CVRs, as applicable, held by all Holders, and “B” equals the number of Legacy Product CVRs or Supportive-Care Product CVRs, as applicable, held by such Holder as reflected on the CVR Register, by check mailed to the address of each Holder as reflected in the CVR Register, in each case, as of the close of business on the last Business Day prior to such CVR Notice Date.

(d) In addition to any Permitted Deductions, Parent and its Affiliates and the Rights Agent shall be entitled to deduct or withhold, from any CVR Payment Amount otherwise payable or otherwise deliverable pursuant to this Agreement, in each case directly or through an authorized payroll agent, such amounts as are reasonably determined to be required to be deducted or withheld therefrom under the Code or any other provision of any applicable federal, state, local or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld and paid over or deposited with the relevant Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Holder(s) to whom such amounts would otherwise have been paid or delivered. Parent shall instruct the Rights Agent to use commercially reasonable efforts to solicit from such Holder any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) a reasonable amount of time prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder in order to provide the opportunity for the Holder to provide such Tax forms in order to avoid or reduce such withholding amounts.

(e) Any portion of any CVR Payment Amount that remains undistributed to the Holders six (6) months after an applicable CVR Notice Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such CVR Payment Amount, without interest.

(f) Neither Parent nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and the Rights Agent’s reasonable best efforts to deliver a CVR Payment Amount to the applicable Holder, any CVR Payment Amount has not been paid prior to one (1) year after an applicable CVR Notice Date, as applicable (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Authority), any such CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g) To the extent permitted by applicable Law, the Parties agree to treat the CVRs received with respect to the Galera Common Stock pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as a distribution treated as a dividend (within the meaning of Section 301 of the Code) paid on the last Business Day prior to the Galera Effective Time for such Galera Common Stock pursuant to the Mergers. Each of the Parties shall, and shall cause their respective Affiliates to, report such treatment consistently on all U.S. federal and applicable state and local income Tax Returns and shall not take any position inconsistent therewith for such Tax purposes, except as otherwise required by a final determination within the meaning of Section 1313(a) of the Code or applicable Law.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger. The sole right of the Holders to receive property hereunder is the right to receive CVR Payment Amount, if any, in accordance with the terms hereof.

(c) Neither Parent or its directors and officers nor Obsidian or its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

(d) It is further acknowledged and agreed that neither Obsidian nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(b) is an essential and material term of this Agreement.

2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Obsidian) shall be automatically deemed extinguished and no longer outstanding or entitled to the CVR Payment Amount for purposes of this Agreement, or to count for the purpose of any vote or determination of the Holders for purposes of this Agreement.

3. THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities

(a) Prior to the occurrence of an Event of Default, and after the curing or waiving of all such Events of Default which may have occurred, the Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence. If an Event of Default has occurred (which has not been cured or waived), the Rights Agent shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(b) The Holders, acting by the written consent of the Requisite Holders, may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless such acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for all reasonable, necessary and documented out-of-pocket costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, request and rely upon an Officer’s Certificate with respect to such matter;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable, necessary and out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; and

(g) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, necessary and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified, but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution, will promptly appoint a qualified successor Rights Agent in accordance with Section 3.3(d) and who may not be an Affiliate (including a director or officer) of Parent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed in accordance with this Section 3.3(b) will, upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice to each Holder of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3(c), however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Requisite Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts and duties of the retiring Rights Agent.

4. COVENANTS

4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Parent’s transfer agent (or other agent performing similar services for the Parent) and in a form reasonably satisfactory to the Rights Agent, the names and addresses of the Holders within fifteen (15) Business Days after the Effective Time.

4.2 Payment of CVR Payment Amounts. Parent will promptly deposit with the Rights Agent, for payment to each Holder, the applicable CVR Payment Amount, if any, prior to or on the applicable CVR Notice Date.

4.3 Commercially Reasonable Efforts.

(a) Following the Closing and during the Legacy Product CVR Period, Parent shall, and it shall cause its Affiliates to, use Commercially Reasonable Efforts to enter into a Legacy Product Agreement. Neither Parent nor Obsidian shall, and they shall cause their Affiliates not to, take any action or forego taking any action for the primary purpose of delaying, preventing or minimizing the CVR Payment Amounts contemplated hereunder.

(b) Following the Closing and for two (2) years thereafter, Parent shall, and it shall cause its Affiliates to, use Commercially Reasonable Efforts to continue to develop and seek regulatory approval for tilarganine.

(c) In connection with the foregoing, Parent may appoint an advisor reasonably acceptable to the Requisite Holders to assist in (i) the marketing or sale of the Galera Legacy Assets, (ii) the performance of any obligations or enforcement of any rights under any agreement relating to the sale of the Galera Legacy Assets or (iii) the conversion of non-cash proceeds into Cash or Cash Equivalents.

4.4 Records. During the applicable CVR Period for each CVRs, Parent shall maintain (and shall cause the other Payment Obligors to maintain) true, complete and accurate books and records in sufficient detail to enable the Holders and their consultants, Independent Accountants (as defined below) or professional advisors to determine the amounts payable hereunder (including books and records relating to any CVR Product Agreement for such CVRs in sufficient detail to permit the Holders to confirm all CVR Payment Amounts in the applicable CVR Period).

4.5 Audit and Information Rights.

(a) Within thirty (30) days after June 30 and December 31 each Calendar Year during the applicable CVR Period for each CVRs, Parent shall prepare and deliver to the Rights Agent a high-level written report summarizing (i) the performance of, and significant activity related to, the CVR Product Agreements (including status updates on negotiations related to potential Legacy Product Agreements not yet executed and the conduct of any material development and commercialization activities pertaining to the Legacy Products following the Closing Date) and (ii) any CVR Payment Amounts paid or payable (including expectations around upcoming payments and the timing thereof).

(b) At any time during the term of this Agreement or the three (3)-year period following the date of the termination of this Agreement, upon reasonable advance written notice from the Requisite Holders, Parent shall permit an independent certified public accounting firm of nationally recognized standing selected by such Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates as may be reasonably necessary to evaluate and verify any of the Payment Obligor’s receipt, categorization and accuracy of payments received under any CVR Product Agreement and the CVR Payment Amounts hereunder; provided that (x) such Holders (and, if applicable, the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.5(b) and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates. The Independent Accountant shall act only as an expert and not as an arbitrator. The fees charged by the Independent Accountant shall be borne by such Holders, unless such audit identifies an aggregate underpayment by Parent of the CVR Payment Amounts owed to Holders by more than five percent (5%), in which case such fees shall be paid by Parent. The Independent Accountant shall provide Parent with a copy of all disclosures made to such Holders. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review, absent manifest error. Parent shall promptly pay, or cause the Rights Agent to promptly pay, the Holders the amount of any underpayment identified in such audit, with each Holder receiving their proportionate share of such underpayment based on the number of CVRs held by such Holder as of the date such CVR Payment Amount was initially due, plus interest at the thirty (30) day U.S. dollar “prime rate” effective for the date such payment was due, as reported by Bloomberg, from when such CVR Payment Amount should have been paid, to the date of actual payment. An audit shall not be requested more frequently than once each calendar year and no Calendar Quarter shall be subject to more than one audit; provided that, no audit may be requested more than three (3) years following expiration of the CVR Period for the applicable CVRs.

5. AMENDMENTS

5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence any successor to or permitted assignee of Parent and the assumption by any such successor or permitted assignee of the covenants of Parent herein as provided in Section 7.3.

(b) Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent in accordance with Section 3 and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not adversely affect the interests of the Holders; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Requisite Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3 Execution of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. As a condition precedent to the execution of any supplement or amendment to this Agreement, the Parent shall deliver the Rights Agent a certificate from an appropriate officer of the Parent which states that the proposed supplement or amendment is in compliance with the terms of this Section 5 and the Rights Agent shall execute such supplement or amendment. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

5.4 Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6. REMEDIES OF THE HOLDERS; OTHER CONSENT REQUIREMENTS

6.1 Event of Default. An “Event of Default” with respect to a CVR means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of applicable Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority):

(a) default in the performance by Parent of its obligation to transfer cash equal to the applicable CVR Payment Amount to the Rights Agent in accordance with Section 2.4(b); or

(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of ninety (90) days after a written notice specifying such default or breach and requiring it to be remedied is given by the Requisite Holders.

6.2 Enforcement.

(a) If an Event of Default has occurred and is continuing (i.e., has not been cured or waived), then, and in each and every such case, the Rights Agent, upon the written request of the Requisite Holders, shall commence a legal proceeding to protect the rights of the Holders, including to seek damages or obtain payment for any amounts then due and payable; provided that, the Rights Agent shall provide to Parent and the Holders reasonably concurrent notice of such commencement. For the avoidance of doubt, any legal proceeding commenced in accordance with this Section 6.2(a) shall be subject to the provisions of Section 7.6.

(b) If an Event of Default has occurred and is continuing (i.e., has not been cured or waived), the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing a legal proceeding; provided that, the Rights Agent shall provide to Parent and the Holders reasonably concurrent notice of such commencement. For the avoidance of doubt, any legal proceeding commenced in accordance with this Section 6.2(b) shall be subject to the provisions of Section 7.6.

7. OTHER PROVISIONS OF GENERAL APPLICATION

7.1 Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent, to it at:

[•] [•] [•] Attention: [•] Email Address: [•]

If to Parent, to it at:

[•] [•] [•] Attention: [•] Email Address: [•]

with a copy to:

[•] [•] [•] Attention: [•] Email Address: [•]

If to Obsidian, to it at:

[•] [•] [•] Attention: [•] Email Address: [•]

with a copy to (which shall not constitute notice):

[•]

[•]

[•]

Attention: [•]

Email Address: [•]

The Rights Agent, Obsidian or Parent may specify a different address or email address by giving notice to each other in accordance with this Section 7.1 and to the Holders in accordance with Section 7.2.

7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

7.3 Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent for so long as they remain wholly owned subsidiaries of Parent or to an assignee of all of Parent’s (on a consolidated basis) rights under any CVR Product Agreement (each, an “Assignee”); provided that, Parent shall remain liable for the performance by any such Assignee of, and shall not be relieved of, its obligations, duties and covenants hereunder. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees satisfying the conditions of the preceding sentence; provided that, Parent shall remain liable for the performance by any such Assignee of, and shall not be relieved of, its obligations, duties and covenants hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assignees. Parent (or any of its successors) shall not consolidate or merge with or into any other Person (other than a merger or consolidation where Parent is the surviving corporation) other than pursuant to a Change of Control of Parent and provided that Parent shall cause the acquirer to assume Parent’s obligations, duties and covenants under this Agreement. Except as otherwise permitted herein, Parent may not assign this Agreement without the prior written consent of the Requisite Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 7.3 shall be void and of no effect. The Rights Agent may not assign this Agreement without Parent’s written consent.

7.4 Benefits of Agreement. Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Holders, acting by the written consent of the Requisite Holders, all of whom are intended third party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement.

7.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, each of whom is intended to be, and is, a third party beneficiary hereunder; provided that, the Holders shall be considered third party beneficiaries solely to the extent set forth in Section 6) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders (solely to the extent set forth in Section 6). The Holders of CVRs shall have no rights except the contractual rights as are expressly set forth in this Agreement acting through the Rights Agent and subject to the provisions of Section 7.4 above unless (i) such Holder previously shall have given to the Rights Agent written notice of default, (ii) the Requisite Holders shall have made written request upon the Rights Agent to commence such proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 6.2(a). Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a CVR Payment Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder. Notwithstanding any other provision in this Agreement, in the event of an insolvency proceeding of the Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Parent or by any creditor of the Parent. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

7.6 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARDS TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE,.

In addition, each of the Parties hereto (a) consents to submit itself to the personal and exclusive jurisdiction of any Delaware state court or any federal court located in State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any federal court located in State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

7.8 Termination. Except as otherwise provided in Sections 2.4(f) and 4.5, this Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) forty-five (45) days after the applicable Expiration Date (provided that, the foregoing shall not affect or limit the obligations of Parent or the Rights Agent to pay or otherwise with respect to any CVR Payment Amount payable during the applicable CVR Period, and the provisions of this Agreement applicable thereto shall survive any expiration or termination of this Agreement). In no event will any CVR Payment Amount become payable for any consideration received by the Parent, Obsidian, Galera or any of its other Affiliates, under a CVR Product Agreement after the applicable Expiration Date and any such consideration shall not be Gross Proceeds under this Agreement. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or this Section 7.1 through Section 7.10, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

7.9 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Merger Agreement, and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto and thereto with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

GAZELLE PARENT, INC.

By:
Name:
Title:

OBSIDIAN THERAPEUTICS, INC.

By:
Name:
Title:

EQUINITI TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]